SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registration      |X|
Filed by a party other than the Registrant          |_|

Check the appropriate:
|_|  Preliminary Proxy Statement
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_| Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12 |_| Confidential, For Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))

                             SAGE LABORATORIES, INC.
                (Name of Registrant as Specified in Its Charter)


     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

|X|  No Fee required.
|_|  Fee computed on table below per Exchange Act Rule 14a-6(i)(l) and 0-11.
(1)  Title of each class of securities to which transaction applies:
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(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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|_| Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing and registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

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(2)  Form, Schedule or Registration Statement no.:

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(3)  Filing Party:

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(4)  Date Filed:

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

                             SAGE LABORATORIES, INC.
                               ELEVEN HURON DRIVE
                           NATICK, MASSACHUSETTS 01760

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          -----------------------------

     Notice is hereby given that the annual meeting of the stockholders of Sage Laboratories, Inc., a Massachusetts corporation, will be held at 2:00 o'clock p.m. on Tuesday, November 11, 1997 at the corporation's headquarters, Eleven Huron Drive, Natick, Massachusetts, to consider and act upon each of the following matters:

1. To fix the number of directors and to elect directors for the coming year. The management recommends that the number of directors be fixed at four and that the persons named in the accompanying proxy statement be elected as directors.

2. To approve the adoption of the corporation's 1997 Incentive Stock Option
Plan.

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Information relating to the above matters is set forth in the attached Proxy Statement. Only stockholders of record at the close of business on September 26, 1997, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting and any adjournments thereof.



                                              By order of the Board of Directors

                                              /s/ George M. Hughes
                                              ----------------------------------
                                              GEORGE M. HUGHES
                                              Assistant Clerk

Natick, Massachusetts
Dated: October 15, 1997




     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE THE DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

                             SAGE LABORATORIES, INC.
                               ELEVEN HURON DRIVE
                           NATICK, MASSACHUSETTS 01760

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------


                  INFORMATION CONCERNING THE PROXY SOLICITATION

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Sage Laboratories, Inc. (hereinafter the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, November 11, 1997 at the Company's headquarters, Eleven Huron Drive, Natick, Massachusetts and at any adjournments thereof. It is subject to revocation at any time prior to the exercise thereof by giving written notice to the Company, by submission of a later dated proxy or by voting in person at the meeting. The costs of solicitation, including the preparation, assembly and mailing of proxy statements, notices and proxies, will be paid by the Company. Officers and employees of the Company may also solicit by mail, telephone, letter or personally without additional compensation.

     On September 26, 1997 the Company had 1,081,765 shares of common stock, $.10 par value (hereinafter the "Common Stock"), issued, outstanding and entitled to vote. Stockholders of record at the close of business on September 26, 1997 will be entitled to vote at the meeting. With respect to all matters which will come before the meeting, each stockholder may cast one vote for each share registered in such stockholder's name on the record date. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of a written revocation or a later dated proxy to the Assistant Clerk of the Company or by attending the Annual Meeting of Stockholders and voting in person.

     Shares represented by valid proxies will be voted in accordance with the specifications in the proxies. If no specifications are made, the proxies will be voted to fix the number of directors at four and to elect the directors nominated by the Board of Directors and for approval of the 1997 Incentive Stock Option Plan.

     The Company's Annual Report to Stockholders containing financial statements for the fiscal year ended June 30, 1997 is being mailed together with the Proxy Statement to all Stockholders entitled to vote. The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is October 15, 1997.

Quorum and Votes Required

     The representation, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting of Stockholders is necessary to constitute a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions or broker "non-votes," are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting of Stockholders. A "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner indicates on the proxy that the broker does not vote on a proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner with respect to the proposal.

     Directors will be elected by a plurality of the votes cast at the meeting; abstentions are not treated as votes cast for this purpose. The affirmative vote of a majority of shares present, in person or represented by proxy, and voting is required for approval of the 1997 Incentive Stock Option Plan. Abstentions and broker "non-votes" will not be considered voted and will have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

     The Board of Directors knows of no other matter to be presented at the Annual Meeting of Stockholders. If any other matter upon which a vote may properly be taken should be presented at the Annual Meeting of Stockholders, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table provides information as of September 26, 1997 with respect to (i) all persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock, (ii) the Chief Executive Officer and each of the other executive officers of the Company named in the Summary Compensation Table under the caption "Executive Compensation," (iii) each director, or nominee for director, of the Company, and (iv) all current executive officers, directors, and nominees for director of the Company as a group:


                                       Amount and Nature of          Percent
Beneficial Owner                     Beneficial Ownership(1)        of Class
----------------                     -----------------------        --------

Carl A. Marguerite(2)                        291,680                  26.1%

Royce Associates, Inc.                       118,500                  11.0
(Formerly Quest Advisory Corp.)(3)
  21414 Avenue of the Americas
  New York, NY 70019

Louis J. Lanzillo, Jr.(4)                    102,500                   8.7

Fenimore Asset Management, Inc(5)             94,500                   8.7
  118 North Grand Street,
  P.O. Box 310
  Cobleskill, NY 12043

Anthony J. Cieri(6)                           38,570                   3.5

John J. Leary                                 35,000                   3.1

Janusz J. Majewski(7)                         45,000                   4.0

John E. Miller(8)                             18,000                   1.7

David M. Pozar                                  0                       *

All directors, nominees and                  530,750                  40.5%
  executive officers
  as a group (7 persons)(9)

----------
*    Indicates less than 1%.

(1) Unless otherwise indicated, the beneficial owners of these shares have sole voting power and sole investment power over such shares.

(2) Includes 37,500 shares issuable pursuant to stock options exercisable at September 26, 1997 or within 60 days thereafter.

(3) Based solely on information provided in a Schedule 13G filed with the Securities and Exchange Commission in February 1997, Charles M. Royce may be deemed to be a controlling person of Royce Associates, Inc. ("Royce"), an investment advisor, due to his ownership position in Royce. Accordingly, both Mr. Royce and Royce may be deemed the beneficial owner of the shares reported.

(4) Includes 69,167 shares issuable pursuant to stock options exercisable at September 26, 1997 or within 60 days thereafter.

(5) Based solely on information provided in a Schedule 13G filed with the Securities and Exchange Commission in January 1997.

(6) Includes 5,000 shares issuable pursuant to stock options exercisable at September 26, 1997 or within 60 days thereafter.

(7) Includes 16,500 shares issuable pursuant to stock options exercisable at September 26, 1997 or within 60 days thereafter.

(8) Includes 6,000 shares issuable pursuant to stock options exercisable at September 26, 1997 or within 60 days thereafter.

(9) Includes 134,167 shares issuable pursuant to stock options exercisable at September 26, 1997 or within 60 days thereafter.


                                   PROPOSAL I

                              ELECTION OF DIRECTORS

     The management recommends that the number of directors for the coming year be fixed at four. The management recommends that the current directors, John E. Miller, Carl A. Marguerite, David M. Pozar, and Louis J. Lanzillo, Jr. be elected for one-year terms. Each has consented to serve if elected. If any of them should become unavailable for election, the persons voting the accompanying proxy may in their discretion vote for a substitute. The management is not presently aware of any reason that would prevent Messrs. Miller, Marguerite, Pozar and Lanzillo from serving as a director if elected. All directors will hold office until their successors have been duly elected and qualified. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for Messrs. Miller, Marguerite, Lanzillo or Pozar will be voted for the election of such nominees.

     Information concerning the nominees for director is given in the following table:

                                                                                         Has Been a
                                               Business Experience                    Director of the
         Name and Age                        During Past Five Years                    Company Since               Term Expires
         ------------                        ----------------------                    -------------               ------------

        John E. Miller          Director of Intermetrics, Inc, Cambridge,                   1976                       1997
              Age 72            Massachusetts, producers of computer systems
                                and software, through August 31, 1995.  Mr.
                                Miller was President and Chief Executive
                                Officer of the same firm until 1986 and
                                Chairman of the Board until 1993.

      Carl A. Marguerite        Chairman of the Board, Chief Executive Officer              1981                       1997
              Age 57            and Treasurer of the Company.  President until
                                1996.

    Louis J. Lanzillo, Jr.      President and Chief Operating Officer of the                1995                       1997
              Age 39            Company since 1996.  President of New England
                                Division of UNICCO Service Company from 1993
                                until 1995; Vice President Finance and
                                Administration from 1986 to 1993.

        David M. Pozar          Professor of Electrical Engineering, University             1997                       1997
              Age 45            of Massachusetts at Amherst since 1980.

                MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Company has an audit committee, whose members are Messrs. Pozar, Miller and Soukup. The audit committee reviews with the independent auditors the results of the auditing engagement. The Company also has a compensation committee, which consisted during the last fiscal year of Messrs. Pozar, Miller, and Soukup. The compensation committee makes recommendations to the directors regarding the compensation of executive officers.

     The Company's Board of Directors held four meetings during its last fiscal year. The compensation committee met three times and the audit committee once.

     The entire Board of Directors functions as a nominating committee, considering nominations submitted to the Chairman of the Board.

     Director Compensation. The Company pays each non-employee director a quarterly payment of $750 for services as a director and a fee of $750 for each meeting of the Board of Directors attended. Directors are paid $500 for attendance at committee meetings, with no payment if a committee meeting is held on the same day as a Board of Directors meeting.

     Under the 1992 Director Stock Option Plan, options to purchase 2,500 shares of the Company's Common Stock are automatically granted to each non-employee director on the first trading day after the Company's annual meeting. The options become exercisable with respect to the full 2,500 shares six months following the grant date. The options have a term of ten years and an exercise price equal to 100% of the fair market value of the Company's Common Stock on the grant date.

     The Company has purchased directors' and officers' liability insurance covering all of the Company's directors' and officers'. The aggregate premium for this insurance policy in 1997 was $16,068.

                             EXECUTIVE COMPENSATION

     The following tables set forth certain compensation information for the Chief Executive Officer of the Company and each of the other most highly compensated executive officers of the Company whose salary and bonus for the latest fiscal year exceeded $100,000 (such four officers collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                            Annual Compensation                                Long-Term Compensation
                                 -----------------------------------------      ----------------------------------------------------
                                                                                  Awards                    Payouts
                                                                                ----------      ------------------------------------
                                                              Other Annual      Securities
Name and                                                      Compensation      Underlying         LTIP              All Other
Principal Position     Year      Salary($)       Bonus($)        ($)(1)         Options(#)      Payout($)(2)      Compensation($)(3)
------------------     ----      ---------       --------        ------         ----------      ------------      ------------------
Carl A. Marguerite     1997       178,976         40,000         87,136            --             131,250               24,168
Chairman, Chief        1996       151,951         80,000         87,631           37,500          158,100               24,030
Executive Officer      1995       148,441        125,000         72,372            --             128,000               24,030
and Treasurer

Louis J. Lanzillo      1997       126,931        40,000          18,995          100,000             0                   1,112
President and Chief
Operating Officer

Janusz J. Majewski     1997       104,485        10,000           3,062           25,000             0                  19,076
Vice President of      1996        91,157        20,000           1,343           10,000             0                  17,392
Research &
Development

Anthony J. Cieri       1997        84,521         6,000           1,642             --               0                  15,661
Vice President of      1996        92,956        15,000             449            5,000             0                  15,791
Customer Servicef      1995        82,956        17,500           1,022             --               0                  15,533

(1) Amounts for Mr. Marguerite in 1997 include $4,948 in interest, $31,996 in principal forgiven on certain loans, $42,930 for tax gross-up payments and $8,085 in auto expense. In 1996 such amounts for Mr. Marguerite were $7,234, $31,996, $39,733 and $5,329, respectively. In 1995 such amounts for
     Mr. Marguerite were $5,829, $31,996 and $34,004 respectively. See "Certain Transactions." Louis J. Lanzillo, Jr. amounts include $9,550 in auto expense and tax gross-up payments of $7,170.

(2) Represents shares of restricted stock grant to Mr. Marguerite as to which the conditions of forfeiture lapsed upon the achievement of certain corporate performance goals. 10,000 shares of such stock vested in each of fiscal years 1995, 1996 and 1997. See "Certain Transactions." Based upon the fair market value of the Company's Common Stock at fiscal year end.

(3) Amounts in this column are derived from the following: for 1997, Messrs. Marguerite, Majewski and Cieri, respectively $22,500, $18,673 and $14,928 for contributions to the Company's Profit Sharing Plan and $1,688, $403 and $723 for insurance premiums. Mr. Lanzillo is deemed to have received $1,113 for insurance premiums. For 1996, Messrs. Marguerite, Majewski and Cieri, respectively, $22,500, $16,989 and $15,068 for contributions to the Company's Profit Sharing Plan, and $1,530, $403 and $723 for insurance premiums. For 1995, Messrs. Marguerite and Cieri respectively had $22,500 and $14,843 for contributions to the Company's Profit Sharing Plan and $1,530 and $723 for insurance premiums.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

     The follow table sets forth information with respect to options to purchase the Company's Common Stock under the Company's 1987 Stock Option Plan granted to the Named Executive Officers, including, (i) the number of shares of Common Stock purchased upon exercise of options in the fiscal year ended June 30, 1997;
(ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at June 30, 1997; and (iv) the value of such unexercised options at June 30, 1997.


                                                                                                             Value of Unexercised
                                                                               Numbers of Unexercised            In-the-Money
                                                                                     Options at                   Options at
                                                                                fiscal year-end (#)         fiscal year-end ($)(2)
                             Shares Acquired on
Name                            Exercise (#)       Value Realized ($)(1)     Exercisable/Unexercisable     Exercisable/Unexercisable
----                            ------------       ---------------------     -------------------------     -------------------------
Carl A. Marguerite                   0                       0                        37,500/0                        0/0

Louis J. Lanzillo, Jr.               0                       0                     35,833/66,667                      0/0

Janusz J. Majewski                 3,500                  $37,667                  16,500/25,000                $68,738/$9,388

Anthony J. Cieri                     0                       0                        5,000/0                         0/0

     (1) Amounts disclosed in this column do not reflect amounts actually received by the Named Executive Officers but are calculated based on the spread between the fair market value of the Company's Common Stock on the date of exercise and the exercise price of the options. The Named Executive Officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of the Company's Common Stock at the time of such sale.

     (2) Value is based on the spread between the option price and the fair market value of the Common Stock on June 30, 1997 ($13.125) multiplied by the number of shares underlying the options.

                    STOCK OPTIONS GRANTED DURING FISCAL 1997

     The following table sets forth each grant of stock options pursuant to the 1987 Stock Option Plan granted during the year ended June 30, 1997 to the Named Executive Officers. No stock appreciation rights were granted during fiscal year 1997.


                                Number of Securities       % of Total Options
                                 Underlying Options      Granted to Employees in
           Name                        Granted                Fiscal Year %         Exercise or Base Price        Expiration Date
           ----                        -------                -------------         ----------------------        ---------------
Carl A. Marguerite                       --                        --                         --                         --

Louis J. Lanzillo, Jr.(1)              100,000                    58.4%                     $15.00                   09/04/03

Janusz J. Majewski(2)                   25,000                    14.6%                     $12.75                   12/09/03

Anthony J. Cieri                         --                        --                         --                         --

(1) One third of such shares are exercisable upon grant; one third exercisable twelve months from date of grant; balance exercisable twelve months thereafter.

(2) Twenty percent (20%) of such shares are exercisable on December 9, 1997; balance exercisable as to twenty-percent (20%) per year until 2001.

EXECUTIVE EMPLOYMENT AGREEMENT

     Mr. Lanzillo and the Company entered into an employment agreement on September 4, 1996. The employment agreement provides that Mr. Lanzillo will serve as President and Chief Operating Officer of the Company until September 3, 1999 unless terminated earlier due to death, disability, cause or good reason following a change in control. If the Company terminates the agreement for other than the above reasons, Mr. Lanzillo will be entitled to the salary and bonus benefits guaranteed under the employment agreement until the end of the employment term. Under the employment agreement, Mr. Lanzillo is entitled to an annual base salary of $150,000. He is also entitled to participate in the Company's executive bonus plan, under which he is eligible to receive a bonus of not less than 50% of base salary to the extent consistent with the plan as well as any other Company benefit plans or programs. Upon execution of the agreement, Mr. Lanzillo received a stock option for 100,000 shares of the Company's Common Stock which vested 33 1/3% upon execution with the balance vesting equally on September 3, 1997 and September 3, 1998. Mr. Lanzillo may terminate the agreement upon written notice to the Company. Mr. Lanzillo has agreed not to compete with the Company for a period of two years following the termination of his agreement.

                                   PROPOSAL II

                       APPROVAL OF 1997 STOCK OPTION PLAN

     The Board of Directors recommends approval of the Sage Laboratories, Inc. 1997 Incentive Stock Option Plan (the "1997 Plan" or the "Plan") to replace the Company's 1987 Stock Option Plan ("1987 Plan") which expired on August 31, 1997. A copy of the Plan is attached hereto as Exhibit A.

     The Company's success depends in large part on its ability to attract, retain and motivate key employees. Stock options are a significant element of compensation for the Company. Options benefit the Company in a number of ways. For example, they tie compensation to company performance; they conserve cash and reduce fixed costs; they result in no charge to reported earnings; the exercise of options increases the Company's capital; and the Company is entitled to a tax deduction upon the exercise of non-statutory options or the disqualifying disposition of incentive stock options.

     Approximately 25 key employees will be eligible to receive options under the Plan. In fiscal 1997, the Company granted options under the 1987 Plan to 24 employees. The Board of Directors believes that it is important for the Company's future competitiveness to continue to offer equity compensation to employees as has been the Company's long term practice.

PRINCIPAL TERMS OF THE 1997 OPTION PLAN

     The 1997 Plan provides for the grant of incentive stock options, non-qualified stock options, and stock appreciation rights. If an option expires without having been exercised in full, the shares not purchased under the option will be available again for the purposes of the Plan.

     Except for the provision that no options may be granted under the Plan after November 10, 2007, the provisions of the Plan do not differ materially from the recently expired plan.

     Options may be granted under the Plan to any individual, including an officer of the Company, who at the time of grant is a key employee of the Company.

     In the case of incentive stock options, the price at which shares may from time to time be optioned may not be less than the fair market value of a share of the Company's common stock on the granting date. If the employee to whom the option is granted owns on the granting date stock representing more than 10 per cent of the total combined power voting power of all classes of stock of the Company or of any parent or subsidiary corporation, then the option price may not be less than 110 per cent of the fair market value of the Company's common stock on the granting date.

     In the case of non-statutory stock options, the price at which shares may from time to time be optioned is determined by the Board of Directors, but such price may not be less than 50% of the fair market value of the of the company's common stock on the granting date. Within such limitation, the Board of Directors may subsequently reduce the price to obtain an exercise price for a non-statutory option which takes into account any tax benefits to be realized by the Company due to the exercise of the non-statutory options.

     The closing bid and asked prices for the Company's common stock on September 26, 1997 were $13 3/8 per share and $14 3/8 per share, respectively.

     The Board of Directors may grant stock appreciation rights to persons eligible to receive options, either separately or in relation to options granted under the Plan. When stock appreciation rights are granted in relation to an option, the exercise of the option or the exercise of the stock appreciation rights causes a corresponding reduction of related stock appreciation rights or of the related option, respectively. Upon the exercise of a stock appreciation right, the holder receives, in cash, in shares of the Company's common stock or in a combination thereof as the Board of Directors may determine, an amount equal to the amount, if any, by which the fair market value of the Company's common stock on the exercise date exceeds the base price. The base price is (i) the option exercise price in the case of stock appreciation rights granted in relation to options and (ii) the price determined by the Board of directors in each other case.

Dates of Exercise

     Stock options granted under the Plan become exercisable as the Board of directors may establish by vote with respect to a particular option. The expiration date of each option is determined by the Board of Directors, provided that (i) the term of a stock option may not exceed a period of ten years from the date of its grant, and (ii) if the employee to whom an incentive stock option is granted owns on the granting date stock representing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation, the term of such incentive stock option under this Plan may not exceed a period of five years from the date of its grant. Unless otherwise provided in the option, stock appreciation rights granted in relation to stock options will be automatically exercised upon the termination or expiration of the related option.

Non-Transferability; Termination of Employment

     Options are not transferable otherwise than by will or the laws of descent and distribution, and are exercisable, during the option holder's lifetime, only by him.

     If an option holder's employment with the Company is terminated otherwise than by his death, he may exercise the rights which he had under the Plan at the time of such termination only as follows:

     (a) If the option holder has retired, he may exercise such rights at any time within three months from the date of his retirement; and

     (b) If the option holder's employment has been terminated for any other reason, he may exercise such rights at any time within 60 days from such termination.

     Upon the death of an option holder, those entitled to do so by his will or the laws of descent and distribution shall have the right, at any time within twelve months after the date of death, to exercise in whole or in part any rights which were available to the option holder at the time of his death.

Amendment and Termination of the Plan

     The Board of directors may amend or terminate the Plan at any time, but, except as to amendments relating to adjustments upon changes in the Company's common stock, no amendment may be made without stockholder approval which would increase the number of shares reserved for options or rights or which would change the class of employees eligible to receive options or rights under the Plan. No option may be granted under the Plan after November 10, 2007.

Federal Income Tax Consequences and Accounting Treatment

     Incentive Stock Options. An optionee will not realize taxable income upon the grant or exercise of an ISO under the 1997 Option Plan. If the optionee does not dispose of shares issued upon exercise of an ISO within two years from the date of grant or within one year of the date of exercise, then, upon the sale of such shares, any amount realized in excess of the exercise price is taxed to the optionee as long-term capital gain, and any loss sustained will be a long-term capital loss. No deduction would be allowed to the Company for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee. If shares of Common Stock acquired upon the exercise of an ISO are disposed of before the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), the optionee would realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the exercise price thereof, and the Company would be entitled to deduct such amount. Any further gain realized would be taxed as a short-term or long-term capital gain and would not result in any deduction to the Company. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

     Nonstatutory Stock Options. No income is realized by the optionee at the time a nonstatutory option is granted. Upon exercise, the optionee realizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and the Company is entitled to a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any deduction for the Company.

RECOMMENDATION OF THE BOARD

     The Board of Directors considers the Company's ongoing program of granting stock options broadly across the employee base to be important to the Company's ability to compete for top talent and a significant incentive to promote the Company's success and, therefore, in the best interests of the Company's stockholders. The Board recommends a vote for approval of the 1997 Incentive Stock Option Plan. The enclosed proxy will be voted for approval of the 1997 Incentive Stock Option Plan unless a contrary specification is made or it is a broker non-vote.

                              CERTAIN TRANSACTIONS

     Restricted Stock Plan. On February 18, 1992, the Company adopted a 1992 Restricted Stock Plan for Mr. Marguerite, pursuant to which the Company issued 50,000 shares of Common Stock to him, subject to forfeiture upon a voluntary termination of his employment or upon a termination of his employment by the Company for cause. These conditions of forfeiture lapsed as to 10,000 shares on January 1 of each of the years 1993 through 1997 as certain corporate performance goals were achieved. In connection with the stock grant, the Company loaned Mr. Marguerite $113,000 interest free to meet certain tax obligations. The loan is payable in five equal annual installments beginning in December 1993. The Company also provided Mr. Marguerite with interest-free loans in connection with prior stock grants. During the fiscal year ended June 30, 1997, $31,996 in principal on such loans was forgiven by the Company. The largest aggregate amount of all of Mr. Marguerite's indebtedness to the Company outstanding during the fiscal year ending June 30, 1997 was $55,043, the amount outstanding as of October 3, 1997 was $55,043.

                              SELECTION OF AUDITORS

     The Board of Directors has selected the firm of Arthur Andersen & Co., 225 Franklin Street, Boston, Massachusetts 02110, which has served as auditors for the Company since it was formed, to serve as auditors for the Company for the fiscal year ending June 30, 1998. Representatives of Arthur Andersen & Co. are expected to be present at the annual meeting of stockholders with an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions.

              PROPOSALS OF SECURITY HOLDERS FOR 1998 ANNUAL MEETING

     Proposals of security holders intended to be presented at the annual meeting of the Company's stockholders scheduled for November 10, 1998 must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting not later than June 12, 1998.

                                  MISCELLANEOUS

     The management does not know of any business which will come before the meeting except the matters described in the notice. If other business is properly presented for consideration at the meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

     In the event that a quorum is not present when the meeting is convened, it is intended to vote the proxies in favor of adjourning from time to time until a quorum is obtained.

                                            By order of the Board of Directors


                                            /s/ George M. Hughes
                                            ------------------------------------
                                            GEORGE M. HUGHES
                                            Assistant Clerk

Dated: October 15, 1997

                                    Exhibit A

                             SAGE LABORATORIES, INC.

                             1997 Stock Option Plan


     This Stock Option Plan dated November 11, 1997 governs options to purchase common stock of and stock appreciation rights with respect to Sage Laboratories, Inc. (the "Company") granted by the Company to its employees. It supersedes all prior plans for the granting of such options.

     1.   Shares Subject to the Plan

     There are reserved for issue hereunder 500,000 shares of the Company's common stock, $.10 par value, of which 187,400 shares are presently available for grant. Shares subject to options under this Plan and stock appreciation rights which lapse, terminate or otherwise become unexercisable may be reoptioned under this Plan. In the event that the number of outstanding shares of common stock of the Company shall be changed by reason of split-up, combinations of shares, recapitalizations or stock dividends, the number of shares subject to the Plan, the number of shares subject to outstanding options and the option exercise price shall be appropriately adjusted to reflect any change.

     2.   Employees Eligible to Receive Options

     Options may be granted from time to time by the Company's Board of Directors, within the limits set forth in Section 1 of this Plan, to any individual who at the time of the grant is a key employee of the Company. The term "key employee" shall include officers of the Company.

     3.   Plan Administration

     The selection of key employees for participation in this Plan and decisions concerning the timing, pricing and amount of grants or awards shall be made by the Board of Directors; provided that, if at the time of any grant or award to an officer of the Company who is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, each member of the Board is not a "disinterested person" as defined in Rule 16b-3(2)(i) under said Act, such grant or award shall be made by a committee consisting of those directors (but not less than two) who are disinterested persons, and in that event, references herein to the Board of Directors shall be deemed to refer to such committee.

     4.   Granting of Options

     Options shall be granted under this Plan either as incentive stock options ("incentive stock options") as defined in Section 422A of the Internal Revenue Code (the "Code"), or as options which do not meet the requirements of Section 422A ("non-statutory stock options"). All options shall be substantially in the form of Attachment A. The granting date for each option granted hereunder shall be the date on which it is approved by the Company's Board of Directors or such later date as the directors may specify. No options shall be granted hereunder after November 10, 2007.

     5.   Option Price

     In the case of incentive stock options, the price at which shares may from time to time be optioned shall be not less than the fair market value of a share of the Company's common stock on the granting date. If the employee to whom the option is granted owns on the granting date stock representing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation, then the option price shall not be less than 110 percent of the fair market value of the Company's common stock on the granting date. In determining such value, the Board of Directors shall consider all relevant information and shall act in good faith to ensure that the option price is not less than such value.

     In the case of non-statutory stock options, the price at which shares may from time to time be optioned shall be determined by the Board of Directors, provided that such price shall be not less than 50% of the fair market value of the Company's common stock on the granting date. Within such limitation, the Board of directors may subsequently reduce the price to obtain an exercise price for a non-statutory option which takes into account any tax benefit expected to be realized by the Company due to the exercise of the non-statutory option.

     6.   Stock Appreciation Rights

     The Board of Directors may in its discretion grant stock appreciation rights to persons eligible to receive options, either separately or in relation to options granted under this Plan. When stock appreciation rights are granted in relation to an option, the exercise of the option or the exercise of the stock appreciation rights shall cause a corresponding reduction of related stock appreciation rights or of the related option, respectively. Upon the exercise of a stock appreciation right, the holder shall receive, in cash, in shares of the Company's common stock or in a combination thereof as the Board of Directors shall determine, an amount equal to the amount, if any, by which the fair market value of the Company's common stock on the exercise date exceeds the base price. The base price shall be (i) the option exercise price in the case of stock appreciation rights granted in relation to options and (ii) the price determined by the Board of Directors in each other case.

     7.   Dates of Exercise

     Stock options granted hereunder shall become exercisable at the expiration of two years from the granting date of the option or at the expiration of such period of time after the granting date as the Board of Directors may establish by vote with respect to a particular option. The expiration date of each option shall be determined by the Board of Directors, provided that (i) the term of each stock option granted under this Plan shall not exceed a period of ten years from the date of its grant, and (ii) if the employee to whom an incentive stock option is granted owns on the granting date stock representing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation, the term of such incentive stock option under this Plan shall not exceed a period of five years from the date of its grant. Unless otherwise provided in the option, stock appreciation rights granted in relation to stock options will be automatically exercised upon the termination or expiration of the related option.

     8.   Non-transferability

     Options and stock appreciation rights granted under this Plan shall not be transferable by the holder otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employment Retirement Income Security Act, or the rules thereunder; and shall be exercisable, during the holder's lifetime, only by him.

     9.   Withholding Taxes

     Upon the exercise of non statutory stock options or stock appreciation rights, the holder shall be required to pay to the Company or authorize the Company to deduct from other amounts payable to him the amount of any taxes which the Company is required to withhold with respect to such exercise or issue. Such payment by the holder in the case of the exercise of non-statutory stock options may be made at the election of the holder in cash, already owned shares of common stock, or the retention of shares which would otherwise be delivered to the holder upon such exercise.

     10.  Amendment or Termination

     The Company's board of Directors may amend or terminate this Plan at any time, provided that the aggregate number of shares of the Company which may be optioned or which may be subject to stock appreciation rights hereunder may not be increased (except as permitted by section 1) and the class of employees eligible to receive options or rights under this Plan may not be changed without the affirmative vote of the holders of a majority of the common shares of the Company outstanding and entitled to vote at a meeting held for the purpose.

                                  Attachment A

                             SAGE LABORATORIES, INC.

                    [Incentive] [Non-Statutory] Stock Option


     Sage Laboratories, Inc. (the "Company"), a Massachusetts corporation, as an incentive and inducement to _____________________(hereinafter called the Optionee), who is presently an employee of the Company, to devote his best efforts to the affairs of the Company, which incentive and inducement the Board of Directors of the Company has determined to be a sufficient consideration for the grant of this Option, hereby grants to the Optionee the right and option (herein called the Option) to purchase from the Company up to _____ shares of its common stock, $.10 par value. This Option is granted under, and is subject to the provisions of, the Company's Stock Option Plan dated November 11, 1997, and shall be exercisable only on the following terms and conditions:

     [1. The price to be paid for each share upon exercise of the whole or any part of this Option shall be $____, which is not less than the fair market value of a common share of the Company on the granting date or, if the Optionee owns on the granting date stock representing more than ten percent of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, is not less than 110 percent of the fair market value of a common share of the Company on the granting date.]/1

     [1. The basic price to be paid for each share of the Company's common stock upon exercise of the whole or any part of this Option shall be $_______, provided that such basic price may be reduced by the Board of Directors to account for any tax benefit expected to be realized by the Company due to the grant or exercise of this Option.]/2

     2. Except as otherwise provided herein, this Option may be exercised at any time after _______________________. ____. This Option may not be exercised as to any shares after the expiration of ten years from the granting date. [except that if, on the granting date, the Optionee owns more than 10 percent of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, this Option may not be exercised after the expiration of five years from the granting date.]/3

     [2A. Subject to the terms and conditions hereof, the Optionee is hereby granted the right and option to exercise stock appreciation rights with respect to not exceeding ________________________ of the shares subject to this Option. Such rights may be exercised at any time when this Option is exercisable and will be automatically exercised upon the termination or expiration of this Option. The stock appreciation rights are granted in direct relation to this Option and, accordingly, the exercise of this Option or the exercise of the stock appreciation rights shall cause a corresponding reduction of the related stock appreciation rights or of the related optioned shares, respectively. Upon exercise of a stock appreciation right, the Optionee shall be entitled to receive for each share as to which the right is exercised, in cash, in shares of the Company's common stock or in a combination thereof as the Board of Directors shall determine, an amount equal to the amount, if any, by which the fair market value of a share of the Company's common stock as determined in good faith by the Board of Directors exceeds the option price.]

----------

     1    This provision is for incentive stock options.

     2    This provision is for non-statutory stock options.

     3    The five year limit is necessary only for incentive stock options.

     3. This Option may be exercised at any time and from time to time, subject to the limitations set forth elsewhere herein, up to the aggregate number of shares specified herein, but in no event for the purchase of other than full shares. Notice of exercise shall be delivered to the Company specifying the number of shares with respect to which the Option is being exercised and specifying a date not later than fifteen days after the date of the delivery of such notice as the date on which the Optionee will take up and pay for such shares. On the date specified in such notice, the Company will deliver to the Optionee a certificate for the number of shares with respect to which the Option is being exercised, against payment therefor in cash or by certified check, or with the consent of the Company, in whole or in part in common stock of the Company valued at fair market value, in which case the certificates for such shares shall be delivered to the Company duly endorsed for transfer, free and clear of all liens, encumbrances, charges or adverse claims and in which case Optionee shall pay all state and federal taxes imposed upon the transfer of such shares.

     4. The Optionee shall not be deemed, for any purpose, to have any rights whatever in respect of shares as to which the Option shall not have been exercised and payment made as aforesaid.

     5. If any change is made in the Company's common stock resulting in the change of such stock into, or the right to exchange such stock for, a larger or smaller number of shares or for other stock or property, the Optionee shall be entitled to receive such shares or such other stock or property in lieu of the common shares purchasable under this Option without any change in the option price upon the exercise of this Option as a whole, and a proportionate amount thereof upon any partial exercise of this Option. The Optionee shall also be similarly entitled to receive upon the exercise of this Option, in whole or in part, the equivalent of any and all stock dividends (whether in common stock or preferred stock of the Company) declared and paid after the granting date of this Option to the holders of the Company's common shares which he would have received if on the record date for determination of the stockholders entitled to receive such dividend or dividends he had been the holder of record of the shares purchased on such exercise.

     6. This Option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code of 1986 or Title I of the Employment Retirement Income Security Act, or the rules thereunder; and is exercisable, during the Optionee's lifetime, only by him.

     7. If the Optionee's employment with the Company, or a parent or subsidiary corporation of the Company, or a corporation or a parent or subsidiary corporation of such corporation issuing or assuming a stock option in a transaction to which Section 425(a) of the Code applies, is terminated otherwise than by his death, he may exercise the rights which he had hereunder at the time of such termination only as follows:

          (a) If the Optionee has retired, he may exercise such rights at any time within three months from the date of his retirement; and

          (b) If the Optionee's employment has been terminated for any other reason, he may exercise such right at any time within 60 days from such termination. Upon the death of the Optionee, those entitled to do so by the Optionee's will or the laws of descent and distribution shall have the right, at any time within twelve months after the date of death, to exercise in whole or in part any rights which were available to the Optionee at the time of his death.

     Notwithstanding the foregoing provisions of this Section 7, the exercise of this Option is subject to the limitations set forth elsewhere herein.

     8. [It shall be a condition to the Optionee's right to purchase stock hereunder that the Optionee shall notify the Company in writing within 30 days of the disposition of one or more shares of stock which were transferred to him pursuant to his exercise of this Option if such disposition occurs within two years from the granting date or within one year after the transfer of such shares to him.] The Company may, in its discretion, require that (i) the shares of stock reserved for issue upon the exercise of this Option shall have been duly listed, upon official notice of issuance, upon any national securities exchange on which the Company's common stock may then be listed, and that either
(ii) a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall have become effective, or (iii) the Optionee shall have represented in form and substance satisfactory to the Company that it is his intention to purchase for investment the shares at the time being purchased under this Option, and such other steps, if any, as counsel for the Company shall deem necessary to comply with any law applicable to the issue of such shares by the Company shall have been taken by the Company or the Optionee, or both.

     9. Any exercise of this Option is conditioned upon the payment, if the Company so requests, by the Optionee or by his heirs by will or by the laws of descent and distribution, of all state and federal taxes imposed upon the exercise of this Option and the issue to the Optionee of the shares covered hereby.

----------
     This provision is for incentive stock options.


     IN WITNESS WHEREOF, Sage Laboratories, Inc. has caused this Option to be executed on its behalf and its corporate seal to be hereunto affixed as of
__________________________.

                                            SAGE LABORATORIES, INC.




                                            By:_________________________________

|X| PLEASE MARK VOTES
    AS IN THIS EXAMPLE

--------------------------------------------------------------------------------
                             SAGE LABORATORIES, INC.
--------------------------------------------------------------------------------


Mark box at right if an address change or comment has been noted on the
reverse side of this card.                                                 |_|


RECORD DATE SHARES:


                                                       -------------------------
Please be sure to sign and date this Proxy.            Date
--------------------------------------------------------------------------------




----------Stockholder sign here-----------------------Co-owner sign here--------


DETACH CARD



1. ELECTION OF DIRECTORS                              For All    With-  For All
                                                      Nominees   Hold   Except
     To fix the number of directors at four and to
     elect the following nominees                       |_|      |_|     |_|

          Louis J. Lanzillo, Jr.
            Carl A. Marguerite
              John E. Miller
              David M. Pozar

     NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).


2. ADOPTION OF CORPORATION'S 1997 INCENTIVE STOCK       For    Against  Abstain
   OPTION PLAN.                                         |_|      |_|     |_|




                                                                     DETACH CARD

                             SAGE LABORATORIES, INC.


        Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders to be held November 11, 1997


The undersigned, revoking all prior proxies, appoints Carl A. Marguerite and George M. Hughes, or either of them, the attorneys and proxies of the undersigned, with power of substitution, to vote all the shares of Sage Laboratories, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders to be held on November 11, 1997, and at any adjournments thereof, as indicated on the reverse side, and, in their discretion, upon such other matters as may properly come before the meeting.


THIS PROXY WILL BE VOTED FOR THE ABOVE-NAMED NOMINEES FOR DIRECTOR AND FOR THE ADOPTION OF THE CORPORATION'S 1997 INCENTIVE STOCK OPTION PLAN IF NO CONTRARY INSTRUCTIONS THEREFOR ARE GIVEN.


Receipt of the notice of the annual meeting and of the accompanying proxy statement is acknowledged.


--------------------------------------------------------------------------------
 PLEASE COMPLETE, SIGN AND DATE ON REVERSE SIDE AND MAIL IN ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

This proxy should be signed by the registered holder. Where stock is registered in the names of more than one person, all such persons should sign. When signing as executors, administrators, trustees, guardians, etc., please indicate your title as such.

--------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?


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